As filed with the Securities and Exchange Commission on April 21, 2021

Registration No. 333-151263

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Biologic Products Holdings, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	75-2308816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18th Floor, Jialong International Building

19 Chaoyang Park Road

Chaoyang District, Beijing 100125

People’s Republic of China

(Address, including zip code, of principal executive offices)

China Biologic Products Holdings, Inc.

2008 Equity Incentive Plan (as amended)

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th floor

New York, NY 10168

(+1) 212-947-7200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joseph Chow

Chief Executive Officer

China Biologic Products Holdings, Inc.

18th Floor, Jialong International Building

19 Chaoyang Park Road, Chaoyang District

Beijing 100125, People’s Republic of China

(+86) 10-6598-3111

Howard Zhang, Esq. Davis Polk & Wardwell LLP 2201 China World Office 2 1 Jian Guo Men Wai Avenue, Chao Yang District Beijing 100004, the People’s Republic of China (+86) 10-8567-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-151263), which was filed with the Securities and Exchange Commission by China Biologic Products Holdings, Inc., a company established under the laws of the Cayman Islands (the “Company”), and became effective on May 29, 2008, as amended by the Post-Effective Amendment No. 1 filed with the Securities and Exchange Commission on July 21, 2017 (the “Registration Statement”). Under the Registration Statement, a total of 5,000,000 ordinary shares, par value US$0.0001 per share, of the Company, were registered for issuance under the Company’s 2008 Equity Incentive Plan (as amended, the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On April 20, 2021, pursuant to the agreement and plan of merger dated November 19, 2020 (the “Merger Agreement”) among the Company, CBPO Holdings Limited and CBPO Group Limited (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving company resulting from the merger (the “Merger”). Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 21, 2021.

China Biologic Products Holdings, Inc.

By:	/s/ Joseph Chow
	Name:	Joseph Chow
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated as of April 21, 2021.

Signature	Title

Chief Executive Officer
/s/ Joseph Chow	(Principal Executive Officer)
Name: Joseph Chow	Chairman of the Board of Directors

Chief Financial Officer
/s/ Ming Yang	(Principal Financial and Accounting Officer)
Name: Ming Yang

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933.